Exhibit 10.53

McDermott International, Inc.
2020 Key employee Incentive Plan

1.Purpose. This McDermott International, Inc. 2020 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of McDermott International, Inc. (the “Company”) and eligible key employees of the Company.

2.Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan on February 10, 2020 (the “Adoption Date”). The Plan will be effective as of January 1, 2020 (the “Effective Date”) and continue until December 31, 2020, unless earlier terminated by the Company in accordance with Section 8(e) (the “Term”). The expiration or termination of the Term will not in any event reduce or adversely affect any amounts due to any Participant hereunder for any Performance Period ending on or before such date.

3.General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company Group.

4.Definitions. For purposes of this Plan:

“Applicable Percentage” means, with respect to a Performance Metric, the percentage of the Performance Bonus that is payable based on satisfaction of the Performance Goals established by the Committee with respect to such Performance Metric.

“Board” means the Company’s Board of Directors.

“Cause” means, with respect to a Participant, “Cause” as defined in any employment, change-in-control, or severance agreement between the Participant, on the one hand, and any member of the Company Group, on the other hand, or in any severance plan of the Company Group in which the Participant participates, or, if no such agreement or plan exists or such term is not defined therein, means the Participant’s (a) material and intentional breach of the Participant’s duties and responsibilities, which is not remedied promptly after the Company gives the Participant written notice specifying such breach, (b) commission of a felony, (c) commission of or engaging in any act of fraud, embezzlement, theft, a material breach of trust, or any material act of dishonesty involving the Company Group, or (d) significant violation of the code of conduct of the Company Group or of any statutory or common law duty of loyalty to the Company Group.

“Committee” means the Compensation Committee of the Board.

“Company Group” means the Company and its direct and indirect affiliates and subsidiaries.

“Disability” means, with respect to a Participant, “Disability” as defined in any employment, change-in-control, or severance agreement between the Participant, on the one hand, and any member of the Company Group, on the other hand, or in any severance plan of the Company Group in which the Participant participates, or, if no such agreement or plan exists or such term is not defined therein, means the Participant’s inability, due to physical or mental incapacity, to perform the essential functions of the Participant’s job, for 270 consecutive days.

“Emergence Date” means the effective date of the Plan of Reorganization.

“Emergence Performance Bonus” means the bonus payment payable to a Participant under the Plan upon the occurrence of the Emergence Date.

“Emergence Performance Goal” means the threshold, target, and maximum performance goals established by the Committee with respect to each applicable Performance Metric that is measured as of the Emergence Date.

“Good Leaver” means a Participant whose employment with the Company Group is terminated for any reason other than by the Company for Cause or voluntarily by the Participant without Good Reason.

“Good Reason” means, with respect to a Participant, “Good Reason” as defined in any employment, change-in-control, or severance agreement between the Participant, on the one hand, and any member of the Company Group, on the other hand, or in any severance plan of the Company Group in which the Participant participates, or, if no such agreement or plan exists or such term is not defined therein, means any of the following, in each case, without the Participant’s consent: (a) a change in the Participant’s title or any material diminution of the Participant’s responsibilities or authority or the assignment of any duties inconsistent with the Participant’s position, in each case, compared to what was in effect as of the Adoption Date; (ii) a reduction of the Participant’s annual base salary and/or target bonus as in effect on the Adoption Date; or (iii) a relocation of the Participant’s principal office location more than 50 miles from the Company’s offices at which the Participant is based as of the Adoption Date (except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of the Adoption Date). Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon any of the following: (i) the Participant’s failure to provide written notice to the Company within 30 days of the first occurrence of such event; (ii) substantial correction of such occurrence by the Company within 30 days following receipt of the Participant’s written notice described in clause (i); or (iii) the Participant’s failure to actually terminate employment within the 10-day period following the expiration of the Company’s 30-day cure period.

“Participant” has the meaning ascribed thereto in Section 5.

“Participation Agreement” means the agreement or notification provided to a Participant granting such Participant the opportunity to earn a Performance Bonus under this Plan.

“Performance Bonus” means each Quarterly Performance Bonus and each Emergence Performance Bonus.

“Performance Goals” means, collectively, the Quarterly Performance Goals and Emergence Performance Goals.

“Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period; provided that each Performance Metric will be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period and to the extent relevant, to exclude costs and benefits associated with the Company’s restructuring.

“Performance Period” means (a) each Quarterly Performance Period for Quarterly Performance Goals and (b) the period ending on the Emergence Date for Emergence Performance Goals.

“Plan of Reorganization” means the Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Debtor Affiliates, as finally approved by the U.S. Bankruptcy Court.

“Quarterly Performance Bonus” means the bonus payment payable to a Participant under the Plan for the applicable Quarterly Performance Period.

“Quarterly Performance Goal” means (a) with respect to Quarterly Performance Bonuses payable under Section 6(a)(i), the threshold, target, and maximum performance goals established by the Committee with respect to each applicable Performance Metric; and (b) with respect to the Catch-Up Payments payable pursuant to Section 6(a)(ii), the cumulative threshold, target, and maximum performance goals established by the Committee with respect to each applicable Performance Metric

“Quarterly Performance Period” means each successive calendar quarter commencing during the Term.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

“Target Performance Bonus” means, (a) for any Performance Metric measured as of the Emergence Date and each Performance Metric measured during a Quarterly Performance Period starting on or before the Emergence Date, the “target performance bonus” for each Participant as specified in the Participant’s Participation Agreement and (b) to the extent the Company implements an equity incentive plan following the Emergence Date and the Participant is granted an award thereunder in accordance with allocation schedule set forth in the Plan of Reorganization, then, for each Performance Metric measured during a Quarterly Performance Period starting after the date on which such award is granted, the Participant’s annual target bonus opportunity for 2019, as set forth in the Participation Agreement.

“Target Quarterly Performance Bonus” means, for a particular Quarterly Performance Period, 25% of the Participant’s Target Performance Bonus for that Quarterly Performance Period.

5.Eligible Participants. Each person designated by the Committee from time to time and who executes a Participation Agreement will be a “Participant” under the Plan and eligible to receive a Performance Bonus with respect to each Performance Period.

6.Term of Participation.

(a)Quarterly Performance Bonuses.

(i)Single Quarter Measurement. Subject to the provisions of the Plan and any Participation Agreement, each Participant will earn a Quarterly Performance Bonus as of the end of each Quarterly Performance Period, depending upon the extent to which the Quarterly Performance Goals have been achieved for such Quarterly Performance Period.

(ii)Cumulative Measurement. In addition to being measured on a quarterly basis, each Performance Metric subject to quarterly measurement will also be measured cumulatively as of the end of the second Quarterly Performance Period and each Quarterly Performance Period thereafter (a “Relevant Performance Period”). An additional payment (a “Catch-Up Payment”) will be made to the extent the Company equals or exceeds a cumulative Quarterly Performance Goal for the applicable Relevant Performance Period. With respect to each Relevant Performance Period (other than the final Relevant Performance Period) and each applicable Performance Metric, the amount of the Catch-Up Payment will be equal to the excess of (A) the lesser of (1) the aggregate Quarterly Performance Bonus payable for such Relevant Performance Period and Performance Metric based on the achievement of the applicable cumulative Quarterly Performance Goals for such Relevant Performance Period and Performance Metric and (2) the cumulative Target Quarterly Performance Bonus payable for such Relevant Performance Period and Performance Metric, over (B) the aggregate amount of Quarterly Performance Bonuses previously paid to the Participant and the amount payable to the Participant under Section 6(a) for such Relevant Performance Period and Performance Metric. With respect to the final Relevant Performance Period and each applicable Performance Metric, the amount of the Catch-Up Payment will be equal to the excess of (x) the aggregate Quarterly Performance Bonus payable for such Relevant Performance Period and Performance Metric based on the achievement of the applicable cumulative Quarterly Performance Goals for such Relevant Performance Period and Performance Metric over (y) the aggregate amount of Quarterly Performance Bonuses previously paid to the Participant and the amount payable to the Participant under Section 6(a) for such Relevant Performance Period and Performance Metric.

(iii)Quarter of Emergence. With respect to each Performance Metric subject to quarterly measurement that is designated on Exhibit A attached hereto as an “Accelerated Measurement Metric,” (A) the Quarterly Performance Period in which the Emergence Date occurs shall be truncated to end on the Emergence Date, (B) performance with respect to each such Performance Metric will be measured as of the latest administratively practicable date preceding the Emergence Date, and (C) each Participant shall earn a Quarterly Performance Bonus and, if applicable, Catch-Up Payments in accordance with Sections 6(a)(i) and 6(a)(ii), respectively, subject, in each case, to Section 6(d).

(b)Emergence Performance Bonuses. Subject to the provisions of the Plan and any Participation Agreement, each Participant will earn an Emergence Performance Bonus as of the Emergence Date, depending upon the extent to which the Emergence Performance Goals have been achieved.

(c)Performance Goals. Exhibit A attached hereto sets forth the relevant Performance Goals for each Performance Period and the Applicable Percentage of each Participant’s Target Performance Bonus amount payable upon the achievement of the applicable Performance Goals. The payout of a Participant’s Performance Bonus will be based on (i) such Participant’s individual Target Performance Bonus that has been approved by the Committee and included in the Participant’s Participation Agreement and (ii) the level of achievement of the applicable Performance Metrics for a particular Performance Period. Except as otherwise may be provided by the Committee, in its sole discretion, no Performance Bonus will be payable for a Performance Metric unless the threshold Performance Goals for such Performance Metric are achieved.

(d)Continued Employment. Except as set forth below, to earn a Performance Bonus for any Performance Period, a Participant must remain employed by the Company Group through the end of such Performance Period (the “Vesting Date”). Except as set forth in this Section 6(d), a Participant whose employment with the Company Group terminates for any reason before the Vesting Date will forfeit the right to any Performance Bonus for that Performance Period. Notwithstanding the foregoing, a Participant who becomes a Good Leaver during a Performance Period will be entitled to a pro rata portion (based on the percentage of the Performance Period the Participant was employed by the Company Group) of the Performance Bonus that would otherwise have been earned for such Performance Period.

7.Performance Certification. Promptly after the end of each Performance Period, the Committee will certify the degree to which the applicable Performance Goals have been achieved and the amount of Performance Bonus payable to each Participant hereunder. Any Performance Bonus required to be made under the Plan will be paid on a fully vested basis by the Company as soon as possible after the end of the applicable Performance Period, but in any event within 45 days following the end of any Quarterly Performance Period (in the case of any Quarterly Performance Goal) or within five days following the Emergence Date (in the case of any payments under Section 6(a)(iii) and in the case of any Emergence Performance Goal).

8.Plan Administration. The Plan will be administered by the Committee. The Committee is given full authority and discretion within the limits of the Plan to establish such administrative measures as may be necessary to administer and attain the objectives of the Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) will have full power and authority to construe and interpret the Plan and any interpretation by the Committee will be binding on all Participants and will be accorded the maximum deference permitted by law.

(a)All rights and interests of Participants under the Plan will be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer, or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation, or otherwise, the Company may assign the Plan.

(b)Any payment to a Participant in accordance with the provisions of the Plan will, to the extent thereof, be in full satisfaction of all claims against the Company Group related to the Plan, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

(c)Payment of amounts due under the Plan will be provided to a Participant in the same manner as such Participant receives his or her regular paycheck or by mail at the last known address of such Participant in the possession of the Company, at the discretion of Committee. The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan.

(d)The Company will not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Performance Bonus payments will not be considered as extraordinary, special incentive compensation, and will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e)The Company, in its sole discretion, will have the right to modify, supplement, suspend, or terminate this Plan at any time; provided that, except as required by law, the Plan may not be amended in any way adverse to any Participant unless (i) the Committee obtains the prior written consent of the affected Participants or (ii) the Committee reasonably determines such change is reasonably necessary to obtain any governmental (including court) approvals required to make the Plan effective before the Emergence Date; and provided, further, that, on and following the Emergence Date and prior to the end of the Term, the Plan shall not be terminated without the consent of all Participants in the Plan.

(f)Nothing contained in the Plan will in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

(g)Except as otherwise provided under the Plan, any expense incurred in administering the Plan will be borne by the Company.

(h)Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)The administration of the Plan will be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or will subsequently become parties to the Plan will be deemed to consent to this provision.

(j)The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and will be limited, construed, and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever will the Company be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

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IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

MCDERMOTT INTERNATIONAL, INC.

By:	/s/ Tosha Perkins
Name:	Tosha Perkins
Title:	Senior Vice President, Chief Human Resources Officer

[Signature Page to 2020 Key Employee Incentive Plan]

Exhibit A

Performance Metrics and Goals

Performance Metrics

The Performance Metrics established for the Term are as follows:

“Adjusted EBITDA” means EBITDA (as defined in that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of January 23, 2020, by and among the Company, certain subsidiaries of the Company, and certain other parties thereto), without regard to clause (b)(xi) thereof (relating to “permitted project charges” through June 30, 2020).

“Available Cash Balance” means cash per the books and records of the Company, determined in accordance with GAAP, less cash held by any joint ventures or consortiums, cash held by any captive insurance companies, and cash held in foreign jurisdictions.

“Letter of Credit Relief Achievement Target” means a reduction in letter of credit requirements for customers, including, without limitation, the accelerated cancellation of existing letters of credit and any reduction in prospective letter of credit requirements.

“Projected Gross Profit Achievement Target” means agreements from customers resulting in projected gross profit improvement to the Company.

“Risk Mitigation Achievement Target” means agreements from customers resulting in the mitigation of potential risks to the economic performance of the Company’s projects.

“Safety” means the Company’s total recordable incident rate.

“Technology Business Sale Proceeds” has the meaning set forth in the Plan of Reorganization.

Quarterly Performance Metrics and Performance Goals

Adjusted EBITDA (Applicable Percentage: 27.5% of Target Quarterly Performance Bonus)

	First Performance Period ($ millions)	Second Performance Period ($ millions)	Third Performance Period ($ millions)	Fourth Performance Period ($ millions)
Quarterly
Threshold	51.6	92.2	78.4	139.7
Target	64.5	115.2	98.0	174.6
Maximum	96.8	172.8	147.0	261.9

Cumulative
Threshold	—	143.8	222.2	361.9
Target	—	179.7	277.7	452.3
Maximum	—	269.6	416.6	678.5

Available Cash Balance (Applicable Percentage: 27.5% of Target Quarterly Performance Bonus)*

	First Performance Period ($ millions)	Second Performance Period ($ millions)	Third Performance Period ($ millions)	Fourth Performance Period ($ millions)
Quarterly
Threshold	840.0	600.0	650.0	610.0
Target	890.0	650.0	700.0	660.0
Maximum	990.0	750.0	800.0	760.0

Cumulative
Threshold	—	600.0	650.0	610.0
Target	—	650.0	700.0	660.0
Maximum	—	750.0	800.0	760.0

Safety (Applicable Percentage: 15.0% of Target Quarterly Performance Bonus)*

	First Performance Period (TRIR)	Second Performance Period (TRIR)	Third Performance Period (TRIR)	Fourth Performance Period (TRIR)
Quarterly
Threshold	≤ 0.2875	≤ 0.2875	≤ 0.2875	≤ 0.2875
Target	≤ 0.2500	≤ 0.2500	≤ 0.2500	≤ 0.2500
Maximum	≤ 0.2125	≤ 0.2125	≤ 0.2125	≤ 0.2125

Cumulative
Threshold	—	≤ 0.2875	≤ 0.2875	≤ 0.2875
Target	—	≤ 0.2500	≤ 0.2500	≤ 0.2500
Maximum	—	≤ 0.2125	≤ 0.2125	≤ 0.2125

*Designates an Accelerated Measurement Metric.

Emergence Performance Metrics and Performance Goals

Technology Business Sale Proceeds (15.0% of Target Performance Bonus)

Technology Business Sale Proceeds (USD millions)
Threshold	Base Purchase Price
Target	Base Purchase Price + Initial Minimum Overbid Amount
Maximum	Base Purchase Price + Initial Minimum Overbid Amount + 3% of Base Purchase Price

Projected Gross Profit Achievement Target (5.0% of Target Performance Bonus)

As of the Emergence Date (USD millions)
Threshold	15.0
Target	20.0
Maximum	40.0

Letter of Credit Relief Achievement Target (5.0% of Target Performance Bonus)

As of the Emergence Date (USD millions)
Threshold	2.0
Target	15.0
Maximum	30.0

Risk Mitigation Achievement Target (5.0% of Target Performance Bonus)

As of the Emergence Date (USD millions)
Threshold	35.0
Target	40.0
Maximum	80.0

Determination of Quarterly Performance Bonus and Catch-Up Payments

Quarterly Performance Bonus

The amount of the Quarterly Performance Bonus under Section 6(a)(i) shall be calculated with respect to each Quarterly Performance Period and each quarterly Performance Metric as follows:

Performance Level	Quarterly Performance Bonus
Threshold Performance Achieved	50% of the Applicable Percentage of Target Quarterly Performance Bonus
Target Performance Achieved	100% of the Applicable Percentage of Target Quarterly Performance Bonus
Maximum Performance Achieved	200% of the Applicable Percentage of Target Quarterly Performance Bonus

If actual performance with respect to a particular Performance Metric is between the established Quarterly Performance Goals with respect to such Performance Metric, linear interpolation shall be used to determine the amount of the Quarterly Performance Bonus.

Catch-Up Payments

The aggregate amount of the Quarterly Performance Bonus for purposes of determining any Catch-Up Payments under Section 6(a)(ii) shall be calculated with respect to each Quarterly Performance Period (other than the first Performance Period) and each Performance Metric as follows:

Performance Level	Aggregate Quarterly Performance Bonus
Cumulative Threshold Performance Achieved	50% of the Applicable Percentage of the aggregate Target Quarterly Performance Bonus through the end of the Relevant Performance Period
Cumulative Target Performance Achieved	100% of the Applicable Percentage of the aggregate Target Quarterly Performance Bonus through the end of the Relevant Performance Period
Cumulative Maximum Performance Achieved	200% of the Applicable Percentage of the aggregate Target Quarterly Performance Bonus through the end of the Relevant Performance Period

If actual performance with respect to a particular Performance Metric is between the established Performance Goals with respect to such Performance Metric, linear interpolation shall be used to determine the amount of the Quarterly Performance Bonus; provided that the amount of the Quarterly Performance Bonus for the second Relevant Performance Period and third Relevant Performance Period shall not be greater than the Target Quarterly Performance Bonus for each Relevant Performance Period, respectively.

Determination of Emergence Performance Bonus

Emergence Performance Bonus

The amount of the Emergence Performance Bonus under Section 6(b) shall be calculated as of the Emergence Date and each applicable Performance Metric as follows:

Performance Level	Emergence Performance Bonus
Threshold Performance Achieved	50% of the Applicable Percentage of Target Performance Bonus
Target Performance Achieved	100% of the Applicable Percentage of Target Performance Bonus
Maximum Performance Achieved	200% of the Applicable Percentage of Target Performance Bonus

If actual performance with respect to a particular Performance Metric is between the established Emergence Performance Goals with respect to such Performance Metric, linear interpolation shall be used to determine the amount of the Emergence Performance Bonus.